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                      SECURITIES AND EXCHANGE COMMISSION


                            Washington, D.C. 20549



                                   FORM 8-K

                                CURRENT REPORT

                      PURSUANT TO SECTION 13 OR 15(D) OF
                     THE SECURITIES EXCHANGE ACT OF 1934



              Date of Report (Date of earliest event reported):
                                 May 5, 1999


                      LORAL SPACE & COMMUNICATIONS LTD.
            (Exact name of registrant as specified in its charter)

Islands of Bermuda         1-14180                    13-3867424
(State or other            (Commission                (IRS Employer
jurisdiction of            File Number)               Identification
incorporation)                                        Number)

                        c/o Loral SpaceCom Corporation
                  600 Third Avenue, New York, New York 10016
             (Address of principal executive offices) (Zip Code)


             Registrant's telephone number, including area code:
                                (212) 697-1105










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Item 5.  Other Events.

         Loral Orion, Inc. ("Loral Orion"), a wholly-owned subsidiary of Loral Space & Communications Ltd. ("Loral"), announced on May 5, 1999 that the Orion 3 broadcast video and data communications satellite was placed in a lower-than-expected orbit after its launch on May 4, 1999 on a Boeing Delta III rocket from Cape Canaveral Air Station, Florida. According to Boeing, the Delta III's second stage apparently failed to complete its second stage burn, and, as a result, the satellite, manufactured by Hughes Spaces and Communications Corporation, achieved an orbit well below the planned final altitude. Data from the satellite is still being received and analyzed to determine the cause of the failure. Based on current information, however, it appears unlikely that the satellite will be usable.

         The satellite and launch were fully insured for approximately $265 million. DACOM Corporation, a Korean communications company which had purchased eight transponders on Orion 3 for a total of $89 million, had already made some pre-payments in the amount of approximately $35 million. Under Loral Orions's agreement with DACOM, this amount is subject to refund in the event that Orion 3 fails to commence commercial operation by June 30, 1999.



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                                   SIGNATURES


                  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                            LORAL SPACE & COMMUNICATIONS LTD.
                                              (Registrant)


Date: May 7, 1999 By:                          /s/ Eric J. Zahler
                                               -------------------------
                                                   Eric J. Zahler
                                                   Vice President, General
                                                   Counsel and Secretary